As filed with the Securities and Exchange Commission on May 17, 2024	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

QCR Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	42-1397595 (I.R.S. Employer Identification No.)

3551 Seventh Street

Moline, Illinois 61265

(309) 736-3580

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

QCR Holdings, Inc. 2024 Equity Incentive Plan

(Full Title of the Plan)

Todd A. Gipple

President and Chief Financial Officer

3551 Seventh Street

Moline, Illinois 61265

(309) 736-3580

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Abdul R. Mitha, Esq.

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois 60606

(312) 629-5171

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

The Registrant will provide participants of the QCR Holdings, Inc. 2024 Equity Incentive Plan (the “Plan”), upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Requests for such documents should be directed to QCR Holdings, Inc., 3551 Seventh Street, Moline, Illinois 61265, Attention: Shellee R. Showalter, telephone number: (309) 743-7760.

* The information specified in this Part I of Form S-8 is included in documents sent or given to the participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Commission on February 29, 2024;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 filed with the Commission on May 9, 2024;

(c)	The Registrant’s Current Reports on Form 8-K filed on February 26, 2024 and May 17, 2024 (in each case, excluding the information furnished under Item 2.02 and Item 7.01 of Form 8-K);

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

(e)	The description of the Registrant’s common stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on August 9, 1993, as updated by the description of the Registrant's common stock contained in Exhibit 4.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 13, 2020, and all subsequent amendments or reports filed for the purpose of updating such description.

Each document or report subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date of filing of such document or report; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this Registration Statement.

Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the prospectus which is a part hereof.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Delaware Law. Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability: (a) for any breach of the director’s or the officer’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for payments of unlawful dividends or unlawful stock repurchases, redemptions or other distributions, (d) for any transactions from which the director or officer derived an improper personal benefit or (e) for an officer’s liability in any action by or in the right of the corporation.

Certificate of Incorporation and Bylaws. Article IX of our Certificate of Incorporation and Section 7.2 of our Bylaws provide that we shall, to the full extent permitted by law, indemnify those persons whom we may indemnify pursuant thereto, and contain provisions substantially similar to Section 145 of the DGCL.

Liability Insurance. We have obtained directors’ and officers’ liability insurance. The primary policy provides for $10 million in primary coverage including prior acts dating to the Company’s inception and liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moline, State of Illinois, on this 17th day of May, 2024.

QCR HOLDINGS, INC.

By:	/s/ Todd A. Gipple
Todd A. Gipple
President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Larry J. Helling and Todd A. Gipple his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Commission under the Securities Act, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on May 17, 2024.

Signature	Title

/s/ Marie Z. Ziegler	Chair of the Board of Directors
Marie Z. Ziegler

/s/ James M. Field	Vice Chair of the Board of Directors
James M. Field

/s/ Larry J. Helling	Chief Executive Officer and Director
Larry J. Helling	(Principal Executive Officer)

/s/ Todd A. Gipple	President and Chief Financial Officer and Director
Todd A. Gipple	(Principal Financial Officer)

/s/ Nick W. Anderson	Chief Accounting Officer
Nick W. Anderson	(Principal Accounting Officer)

Signature	Title

/s/ Mary K. Bates	Director
Mary K. Bates

/s/ John-Paul E. Besong	Director
John-Paul E. Besong

/s/ Brent R. Cobb	Director
Brent R. Cobb

/s/ John F. Griesemer	Director
John F. Griesemer

/s/ Elizabeth S. Jacobs	Director
Elizabeth S. Jacobs

/s/ Mark C. Kilmer	Director
Mark C. Kilmer

/s/ Donna J. Sorenson	Director
Donna J. Sorenson

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Incorporation of QCR Holdings, Inc. and amendments thereto (incorporated by reference to Exhibit 3.1 of the Company’s Amended Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2011).

4.2	Bylaws of QCR Holdings, Inc., as amended and restated (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed August 19, 2022).

4.3	Specimen of stock certificate representing QCR Holdings, Inc. common stock (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form SB-2 filed August 3, 1993 (Registration No. 33-67028)).

4.4	QCR Holdings, Inc. 2024 Equity Incentive Plan (filed as Appendix A to QCR Holdings, Inc.’s Proxy Statement on Form DEF 14A dated April 4, 2024, and incorporated herein by reference).

4.5*	Form of QCR Holdings, Inc. 2024 Equity Incentive Plan Nonqualified Stock Option Award Agreement.

4.6*	Form of QCR Holdings, Inc. 2024 Equity Incentive Plan Restricted Stock Award Agreement.

4.7*	Form of QCR Holdings, Inc. 2024 Equity Incentive Plan Restricted Stock Unit Award Agreement.

5.1*	Opinion regarding legality of shares of QCR Holdings, Inc. common stock of Barack Ferrazzano Kirschbaum & Nagelberg LLP.

23.1*	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1).

23.2*	Consent of RSM US LLP.

24.1*	Power of Attorney (included in the signature page hereto).

107*	Filing Fee Table.

*	Filed herewith.